Exhibit 99

August 11, 2003

7:00 a.m. PDT

Moderator

Ladies and gentlemen, thank you for standing by.  Welcome to the CB Richard Ellis Second Quarter Earnings conference call.  At this time, all participants are in a listen-only mode.  Later there will be an opportunity for questions and comments.  Instructions will be given at that time.  As a reminder, this conference is being recorded.

I would now like to turn the conference over to our host, Chief Financial Officer, Mr. Ken Kay. Please go ahead.

K. Kay

Hello and thank you for joining us today for CB Richard Ellis’ Second Quarter 2003 Earnings Conference call.  It is my pleasure to welcome you to our regular quarterly public call.  On this call, we’ll be covering our second quarter 2003 results, as well as providing you with an update on the Insignia integration.

Participating on the call with me this morning will be Ray Wirta, our Chief Executive Officer; Brett White, our President; Ron Platisha, our Executive Vice President of Finance; Debbie Fan, our Treasurer; and Gil Borok, our Global Controller.

Before we get started, I want to mention that we may make forward-looking statements during the course of this call.  These statements should be considered as estimates only and actual results may ultimately differ from these estimates.  CB Richard Ellis undertakes no obligation to update or publicly revise any of the forward-looking statements that you may hear today.  Please refer to the Company’s Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for a full discussion of the risks and other factors that may impact any estimates that you may hear today.

Just as a reminder, this is a public call and our responses to questions must be limited to information that is acceptable for dissemination within the public domain.

With that, I’d like to turn the call over to Ray Wirta, our Chief Executive Officer.

R. Wirta	Thank you, Ken and good morning, everyone. With that disclaimer, Ken, what’s left to talk about? Just kidding! I’m going to make a few brief comments and then Ken will speak as well as Brett.

Our situation for the second quarter is a continuation of the trend in the first quarter, which is good.  We had revenue up, as you can see by the press release, by 13%.  That brings us up 15% year-to-date, which is driven by a strong America sale activity and good offshore performance as well.  In the EBITDA column we were up 5%, which brings us up 17% year-to-date ahead, and that’s excluding special charges associated with the acquisition, which Ken will cover as well.

We also accrued a one-time performance bonus in the second quarter, which impacted our margin performance, but that is a one-time event.

Compared to our major public competitors, both of whom have reported at this point, we are continuing to outperform them.  As I mentioned, our revenue was up 13% to the second quarter, 15% year-to-date and one of them was up 9%, the other down 6%.  This is a continuation, that is, this trend of our beating them is a continuation from last year and reflects really, I think, the power of the platform.  Also, at the EBITDA line, they were down respectively 40% and 2% year-to-date.  So again, great performance compared to them, the top and bottom line.

Lastly, the integration of the Insignia transaction, which closed about three weeks ago, is going extremely well.  I think both Ken and Brett will make some passing comments in that regard, so with that I’ll turn the call over to Brett.

B. White	Thanks, Ray. Looking at our second quarter results on a segment basis, revenue for the Americas increased by approximately 16% from the same quarter last year, while EBITDA increased by 36%.  These improvements were primarily driven by higher investment sales activity and improved appraisal revenue in the U.S.

Sales revenue for the second quarter was 35% higher than the same period last year in the Americas.  Leasing revenue was basically flat for the quarter; however we have seen a modest overall improvement in leasing activity on a year-to-date basis.  The number of leasing assignments completed during 2003 has increased 7% from the previous year.

In Europe, we have also seen a significant improvement in revenue, with sales and leasing revenue increasing 23%.  The gross margin improvement from the higher revenue was offset, as Ray mentioned, by one-time severance costs, compensation for new hires and increased insurance and pension expense resulting in quarterly EBITDA being down, but still ahead on a year-to-date basis by 28%.

In Asia-Pacific, revenue for the second quarter was approximately 15% above last year due to higher appraisal and consultation revenues in Australia; a truly remarkable achievement given the SARS epidemic the first half of the year.  However, EBITDA was $1.2 million lower than the same quarter of last year, mainly due to a fine-tuning of the accrual for a long-term incentive plan, which had an achievement of specific milestones.

I also want to let you know that we are pleased with our progress to date on the integration of Insignia.  We have exceeded the initial targets we’ve set for cost savings upon closing the transaction.  Additionally, the integration of offices and personnel is going smoothly.  We are especially happy that the business leaders and producers on both the CB and Insignia side are optimistic about the opportunities created by the combination of the two firms.

With that, I’ll turn the call over to Ken.

K. Kay	Thanks, Brett. Revenue for the second quarter totaled $321.7 million. This was $36.8 million or approximately 13% higher than the prior year, due to the factors Brett mentioned earlier.

Cost of services for the quarter of $153.1 million was $24.3 million, or approximately 19% higher than the prior year, driven primarily by commission expense related to higher sales transaction revenue. In addition, payroll related costs, including worldwide insurance, were higher than the same period last year, partially due to timing.

Operating expense for the second quarter totaled $137.4 million, which was approximately $13.1 million or 11% higher than the prior year.  The increase was primarily due to higher bonus accruals resulting from improved operating performance, as well as increased payroll related and insurance expense.  These increases were partially offset by foreign currency transaction gains.  Excluding the $5 million accrual for a one-time performance bonus, as Ray mentioned, the quarterly operating expense increase would only have been 6%.

EBITDA for the quarter totaled $31.7 million, which included $3.3 million of merger related and non-recurring charges associated with the Insignia transaction.  Excluding these charges and the one-time bonus, EBITDA improved $6.6 million or approximately 20% compared to the prior year.

Interest expense for the quarter increased $2 million when compared to the prior year, as a result of the issuance of $200 million of senior unsecured notes in May 2003 as part of the Insignia merger.  The effective income tax rate decreased from 51.1% in the second quarter of 2002 to 43.5% in the second quarter of 2003, as a result of non-taxable gains associated with the company’s deferred compensation plan.

Now let’s look at the balance sheet.  The June 30, 2003 cash balance was $23 million.  The cash balance was substantially lower than our year-end 2002 balance, due to the payment of bonuses in the first quarter.  This, of course, is consistent with our interim period cash position as a result of our bonus payout structure.

The warehouse receivable represents loans committed for purchase by Freddie Mac. These loans are funded via a credit line and the receivable and related debt balances fluctuate based upon pending loan closings.

Other current assets, which includes accounts receivable, is relatively flat, although the receivables balance is lower than at year end due to the seasonal nature of our business, offset by an increase in a prepaid rent deposit for a leased facility in London and the timing of insurance premium payments.

Long-term assets are higher than at year-end primarily due to contributions made to co-investments and deferred financing and deal cost incurred relative to the Insignia acquisition.  These increases were partially offset by a deposit refund for our main facility in London.  Furthermore, cash held in escrow resulting from the issuance of $200 million of senior unsecured notes in May 2003 in connection with the Insignia acquisition, is reflected on the balance sheet.

Current liabilities, excluding short-term debt, decreased by $61.9 million, mainly due to the payment of bonuses and taxes in the first and second quarters.  The outstanding revolver borrowings were $11.3 million at June 30, 2003.  Other long-term liabilities increased primarily due to the recording of a landlord concession received in connection with a new lease in London.

In the second quarter, total debt, excluding the L. J. Melody warehouse line, and the non—recourse debt related to co-investment activity was $683.3 million, which is $179.7 million higher than the same quarter last year.  The increase is due to the issuance of the $200 million of senior unsecured notes mentioned earlier, net of debt repayment of approximately $20 million.

In conjunction with the closing of the Insignia acquisition, the amended and restated credit agreement became effective on July 23, 2003.  We have run covenant calculation models for the balance of this year against the new financial covenant ratios.  The results of those calculations showed that we will be in compliance for the balance of the year.

I would now like to briefly discuss Insignia’s financial results for the second quarter.  Revenue for the second quarter totaled $150.2 million.  This was approximately $15.8 million or 11% higher than the prior year.  The increase was primarily due to higher transaction revenue in the U.S. and France.

Cost of services for the quarter of $74.7 million was approximately $12.1 million or 19% higher than the prior year, driven primarily by commission expense related to the higher transaction revenue.  Operating expense for the second quarter totaled $65 million, which was approximately $600,000 or 1% higher than the prior year.

EBITDA for the quarter, excluding merger related charges of approximately $2.9 million, totaled $10.6 million.  This was an improvement of approximately $3.1 million or 41.3% compared to the prior year.  EBITDA margin improved from 5.6% to 7.1%.

I’ll now turn the call back over to Ray.

R. Wirta	Thank you, Ken, for those comments. I have just two closing comments before we open up to questions and answers.

First, as you can tell by our year-to-date revenue results, as well as our major competitors, and of course Insignia’s as well now that we’ve acquired them, the performance of the service companies has improved compared to last year.  When we were flat, everybody else was down.  This year, all but one are up in revenue and that really speaks to the early cycle nature of our business.  The service companies are the first ones to recover, also the first ones to go down in the case of real estate difficult times.

The other observation I had about the general economic situation is despite the lack of job growth, if you listen to, as I did, a number of the REIT analysts’ commentary and some of the management calls the REITs did in the last two weeks, there is generally a sense by the Office of Industrial REITs that things will likely get better in some identifiable time horizon.  What I’m encouraged by with our company and, frankly, as our competitors as well, is we have up revenue in a declining rent marketplace, so as rent starts to stabilize and in fact go up, no doubt our operating leverage will improve substantially.

The second comment I wanted to make was just a follow up on the Insignia transaction a bit. It’s only been three weeks, as Ken observed.  We have outperformed and, frankly, meaningfully, our cost savings target at the close, and we have raised our expectations in terms of cost savings performance going forward, so we think it’s been a terrific acquisition, although there’s much, much work to be done.

I’m encouraged by the fact that we are able to buy this company in the depth of the real estate difficult times.  I think as the business generally improves, we really positioned ourselves well to take good advantage of the growth that will bring.

I did have one other comment just as an aside. Those of you who might try and call Ken will know that we have a new telephone number. Brett, Ken and myself have recently moved about six blocks from where we were before, still in downtown Los Angeles; really a reflection of the fact that at our previous LA location it was our brokerage operation for LA as well.  With the Insignia acquisition, the leader of that business, Lou Horn, concluded that the excess baggage, which is senior management, ought to get out of way for the producers, so we moved.

With that, operator, we’d like to go ahead and open it up for calls. Make sure you remind our callers to turn off their speakers if they call in.

Moderator	Our first question today comes from the line of Larry Taylor with Credit Suisse First Boston.

L. Taylor

A couple of different questions.  One, can you give us a little bit more of a sense of how things may be shaping up in the leasing markets, maybe areas of strength or weakness and give us sort of some sense from a macro standpoint how things may develop for the balance of this year?

B. White

Larry, this is Brett.  I would say, generally speaking, the leasing markets have been showing marked improvement throughout the U.S. for the balance of this year.  Really, since late last year or early 2003 we’ve seen the major markets, with few exceptions and I’ll get to those in a moment, showing both picked up activity and also better quality transactions.  By that I mean either longer-term transactions or larger transactions.

Markets of note that I would like to point out as being standouts and ones that we watch very carefully as bellwethers for a turn here would be for Southern California. Los Angeles and Orange County are showing very large increases in revenues through the first half of the year, both on the sale and leasing side.  We’re seeing a strong pickup in markets such as Denver and Chicago is showing good leasing pickup.  In New York we’re beginning now to have a string of months where we are closing very, very significant large transactions on the leasing side.  There have been a half dozen in the past two or three months, you may have seen in the paper or heard about that have been closed in New York.

We’re seeing generally good pickup. The markets that remain weak are the same that have really led the way down and stayed down.  That would be the San Francisco Bay area, which is just in not good shape, but it’s doing better than last year, but it’s coming off a very low base.  The suburban northern Virginia, D.C. area, that high-tech corridor is also quite soft.  Really, other than those two markets, we’re seeing good improvement pretty much across the country.

Outside the U.S., the leasing market remained soft in the city of London, although outside, if you’re not familiar with that it’s actually a sub-market within London.  The city of London is soft and outside the city of London remains good.  France’s leasing market is very strong right now, which helped both our results and Insignia’s result.  Spain and the Netherlands are the two big markets in Europe also have very strong leasing markets for the time being.

L. Taylor

Great.  Maybe, Ken, can you give us some sense in terms of the closing, I know there are a lot of moving parts with respect to Insignia in terms of cash balances and the other sort of circumstances there, can you give us a sense of what the balance sheet might look like at the moment, so we can think about things for September and later this year?

Also, perhaps some sense of how much of the costs savings we ought to be able to expect to achieve this year?

K. Kay	A couple things, I don’t know if I can answer specifically as you’d probably like, because we are looking at June numbers and the transaction closed as of July 23rd.  Based upon our estimates right now, it looks like the numbers will come in probably ahead or better than where we had them in our model.

One of the things that we, as Ray mentioned, are taking advantage of certainly is the fact that the targeted synergy savings that we have promised as of closing, which was originally $34 million, of which we said we achieved 90% at closing which would be around $30.6 million, we beat that number by about $6 million, so we were ahead of where we thought we would be.  We think our cash balance at the closing is going to be higher than what we had thought it was going to be in the model.  I would say, all things considered, although we haven’t finalized everything yet, because we still have to close the books for July, the numbers will be improved from where they were in the model.

L. Taylor	Let me jump off and give somebody else a chance.

Moderator	There are no other participants queuing up, please continue.

R. Wirta	Thank you, operator. Ken, you might give them your new phone number, just while we are on in case anybody has any follow-up calls they didn’t want to ask on this particular call.

K. Kay	Sure. It’s also in the press release, but it’s 213-438-4833.

R. Wirta	We thank you for your participation on the call. We look forward to the third and fourth quarters hopefully having equally positive news and thanks for attending. Bye.

Moderator

Ladies and gentlemen, this conference will be available for replay after 10:30 a.m. today until August 18th at midnight.  You may access the AT&T Executive Playback Service at any time by dialing 1-800-475-6701 and entering the access code of 694278.  International participants may dial 1-320-365-3844.

That does conclude our conference for today. Thank you for your participation and for using the AT&T Executive Teleconference Service. You may now disconnect.